UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2011

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-1955550

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On June 30, 2011, comScore, Inc. (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with Bank of America, N.A. (the “Lender”) providing a two-year revolving line of credit of up to $50 million, subject to certain limitations. The Credit Agreement permits certain borrowings under the line of credit to be drawn in euros. The Credit Agreement also includes a $10 million sublimit to support standby letters of credit.
Payments on the Credit Agreement will be interest only, payable monthly, with outstanding principal and interest due at maturity. Prepayment of outstanding amounts is permitted at any time. Outstanding amounts drawn on the Credit Agreement are subject to interest at a rate of the BBA LIBOR rate per annum plus an applicable margin depending on the Company’s funded debt-to-EBITDA ratio at the end of each fiscal quarter. The margins on outstanding advances on the line of credit range from 1.75% to 2.75% per annum. Amounts supporting letters of credit bear interest at 1.00% per annum. Beginning on September 30, 2011, the Company is obligated to pay a fee, payable quarterly in arrears, based on the average unused portion of the available amounts under the Credit Agreement at a rate of 0.20% to 0.375% per annum depending on the Company’s funded debt-to-EBITDA ratio at the end of each fiscal quarter.
The Credit Agreement is secured by (a) all of the Company’s personal property, both owned at the time of the Credit Agreement and thereafter acquired and (b) the capital stock and substantially all of the assets of certain of the Company’s subsidiaries. In addition, in connection with the Credit Agreement, certain subsidiaries of the Company also entered into a Continuing and Unconditional Guaranty Agreement in favor of the Lender, dated June 30, 2011 (the “Guaranty Agreement”), to guarantee the Credit Agreement.
The Credit Agreement contains various usual and customary covenants, including, but not limited to: financial covenants requiring maximum funded debt-to-EBITDA ratio and cash flow-to-fixed charge ratios and minimum liquidity amounts, and covenants relating to the Company’s ability to dispose of assets, make certain acquisitions, be acquired, incur indebtedness, grant liens and make investments.
The Credit Agreement provides for events of default including, but not limited to: non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will increase the applicable rates of interest by 2.0% per annum and could result in the acceleration of the Company’s obligations under the Credit Agreement.
Borrowings under the Credit Agreement are permitted to be used for working capital, issuance of letters of credit by Lender on the Company’s behalf and general corporate purposes.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement and the Guaranty Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	/s/ Kenneth J. Tarpey
Kenneth J. Tarpey
Chief Financial Officer

Date: July 1, 2011